Exhibit 99.10

TV statements

How will the acquisition benefit Bayer?

The acquisition of Schering is fully in line with our strategy of strengthening our health care business as the growth engine for the Bayer Group.

The merger will create a health-care heavyweight ranking among the top twelve internationally. The combined portfolio and a well-stocked pipeline will offer the best possible conditions for even stronger growth. This will also benefit our stockholders.

Moreover, Germany as a industrial location will also benefit from this decision. Indeed, the Schering name is a valuable asset that we plan to retain in the future. We have therefore decided that our pharmaceuticals business will be named “Bayer Schering Pharmaceuticals,” based in Berlin.

How will Schering react?

Schering’s Board of Management supports our offer and intends to recommend to the Supervisory Board that it be accepted.

The preliminary discussions with Schering were characterized by fairness and mutual trust.  Both sides are convinced that they shape a successful future together.

Where will the money for the acquisition come from, and is Bayer’s rating at risk?

We assume we will still have a good investment-grade rating after this transaction. Our objective is clear: We adhere to the goal of an ‘A’ rating because that matters very much to us. That’s why we’re planning to finance the acquisition with a well-balanced mixture of equity capital, debt capital and divestments.

To this end, we intend to divest our two subsidiaries H.C. Starck and Wolff Walsrode. Both are very profitable companies with great development potential. However, they no longer fit in with the strategy of our Bayer MaterialScience subgroup.

So the way we plan to finance the transaction will ensure our balance sheet structure remains stable.

How would the acquisition benefit Bayer shareholders?

I am convinced that our stockholders would benefit from this merger. We would be acquiring a profitable business.

Bayer’s acquisition of Schering would create a health care company of international standing, with high potential for growth.

We intend to increase the EBITDA margin at HealthCare from 19 percent at present to 25 percent by 2009.

In other words, we firmly believe that we are again taking the right action to generate value in the interests of our stockholders.

Why should Schering stockholders sell you their shares?

Because the combination of Bayer and Schering offers excellent future prospects both strategically and operationally.

And because we are the bidder that is supported and recommended by Schering’s Board of Management.

And because we are paying an attractive price.